Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the foregoing Registration Statement of Jingwei International Limited on Form S-3 of our report dated March 30, 2009, relating to the consolidated financial statements as of and for the year ended December 31, 2008, which appears in the Annual Report in Form 10-K of Jingwei International Limited for the year ended December 31, 2009.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Morison Cogen, LLP	.
Morison Cogen, LLP
Bala Cynwyd, Pennsylvania
October 28, 2010